KeySpan Provides 2002 Earnings Guidance
                 --Targets 8% Growth from its Core Businesses --
                     -- Reaffirms 2001 Earnings Estimate --

New York December 6, 2001 -- KeySpan Corporation (NYSE: KSE) announced today that it expects continued strong earnings growth in 2002, primarily resulting from solid contributions from its core businesses. The Company forecasted earnings ranging from $2.70 to $2.85 per share for 2002. The Company also reaffirmed that it expects earnings ranging from $2.50 to $2.60 per share in 2001, excluding all special items previously reported.

Robert B. Catell, Chairman and Chief Executive Officer said, "We are pleased to be able to target earnings for 2002 in the range of $2.70 to $2.85 per share supported by 8% growth in our core businesses. Although we have some exposure to commodity prices, we believe we have the opportunity to achieve the upper end of the range by continuing our track record of growth and cost containment, while also prudently managing our risk."

Growth Drivers
Despite the challenge of high gas prices last winter, the Gas Distribution business has benefited from a record number of conversions from oil to gas in New York, Long Island and New England. KeySpan expects to complete more than 40,000 gas installations in 2001, resulting in new Gross Profit Margin of a record $60 million. For 2002, we have established a target of an additional $65 million in new Gross Profit Margin as a result of the successful marketing initiatives we have put in place.

The Electric Services business is expected to continue to provide a solid earnings contribution. To partially offset expected declines in electric margins, KeySpan is moving forward on a number of new electric generation projects. The Company plans to install four peaking units on Long Island in 2002, which will provide approximately 158 megawatts of needed power, as well as two 250 megawatt plants in New York and Long Island in 2003 and 2004, respectively.

The Energy Services business is expected to increase its earnings contributions in 2002 by growing its existing operations. We have exited the general contracting business, enhanced the management team, and installed project-management and financial controls.

 Energy Investments
As a result of the lower gas-commodity-price environment, KeySpan is expecting significantly lower earnings from its gas exploration-and-production business in 2002. To mitigate this decline, the exploration and production business has hedged 72% to 77% of its estimated 2002 production levels at an average effective floor price of $3.40 per MMBtu and an average effective ceiling of $4.66 per MMBtu. KeySpan is continuing to evaluate alternatives with its investment in the exploration and production business in order to maximize value for its shareholders.

The Company also reaffirmed its commitment to divest or monetize its non-core assets in 2002, including its Midland in-land barge business, Canadian gas processing plants, and international gas-distribution and pipeline investment.

Financial
KeySpan reaffirmed its commitment to an annual dividend of $1.78 per share, which currently provides a yield of approximately 5.3%. The Company also reported that its 2002 earnings forecast includes a $0.30-per-share benefit as a result of the January 1, 2002, implementation of FASB 142, which eliminates the systematic amortization of goodwill.

The following are the key assumptions used in developing the 2002 forecast:

   -  $65 Million in Gas Gross Profit Margin Added
   - $30-to-$40 Million Increase in Pension/ OPEB / Insurance / Security Costs
   - All Other O&M Expenses Remain at the 2001 Levels
   - $20 Million Interest Expense Savings Realized
   - $2.50-to-$3.25-per MMBtu NYMEX Gas Price
   - $21-to-$25/MegaWatt-hr average `Peak Spread' Realized in New York
   - $95-$100/KW-hour Ravenswood Average Capacity Payment Realized

Mr. Catell added, "We will strengthen our focus on serving customers and providing energy solutions in the Northeast as we exit our non-core businesses. I believe the 8% growth target in our core business -- coupled with a solid dividend of $1.78 per share -- provides our shareholders with a solid investment opportunity in this turbulent market."

Company Presentation and Webcast
KeySpan's management team will conduct presentations on Thursday, December 6, 2001, in Boston; and on Friday, December 7, 2001, in New York. The presentation is posted on KeySpan's Investor Relations Website at
http://investor.keyspanenergy.com.
----------------------------------

Investors are invited to participate in a live Webcast of the presentation:
         Friday, December 7, 2001
         12:30 pm (EST)
         KeySpan's website: http://investor.keyspanenergy.com
                            ---------------------------------


A member of the Standard & Poor's 500 Index, KeySpan Corporation (NYSE:KSE) is the largest distributor of natural gas in the Northeast, with 2.5 million gas customers and more than 13,000 employees. KeySpan is also the largest investor-owned electric generator in New York State and operates Long Island's electric system under contract with the Long Island Power Authority for its 1.1 million customers. With headquarters in Brooklyn, Boston, and Long Island, KeySpan also manages a dynamic portfolio of service companies. They include:
KeySpan Energy Delivery, the group of regulated natural gas utilities; KeySpan Home Energy Services, a group of energy product, repair and services companies for residential and small commercial business customers; and KeySpan Business Solutions, a full-service group of energy product, repair and services companies for larger business customers. KeySpan also has strategic investments in natural-gas exploration and production, pipeline transportation, distribution and storage, Canadian gas processing and fiber-optic cable. For more information, visit KeySpan's web site at: http://www.keyspanenergy.com.
                                          -----------------------------

Certain statements contained herein are forward-looking statements, which reflect numerous assumptions and involve a number of risks and uncertainties. Actual results may differ materially from those discussed or implied in such statements. Among the factors that could cause actual results to differ materially are: general economic trends; fluctuations in gas and electric prices; available sources and cost of fuel; State and Federal regulatory initiatives that increase competition, threaten cost and investment recovery, and impact rate structures; the ability of the Company to successfully reduce its cost structure; the ability of the Company to successfully integrate acquired operations; the degree to which the Company develops non-regulated business ventures; the effect of inflationary trends and increases in interest rates; and risks detailed from time to time in reports and other documents filed by the Company with the Securities and Exchange Commission. The forward-looking information in this document is given as of this date only, and KeySpan assumes no duty to update this information.